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                          NEURON LOSS PROTECTION TECHNOLOGY
                                  LICENSE AGREEMENT


    Effective as of the 13th day of April, 1993 (the "Effective Date") between the University of Kentucky Research Foundation, a corporation duly organized and existing under the laws of the Commonwealth of Kentucky, and having its principal place of business at 207 Administration Building, Lexington, Kentucky, 40506 ("UKRF") and Apollo Genetics, Inc., a corporation duly organized and existing under the laws of the State of Delaware, and having its principal place of business at 222 Third Street, Suite 3121, Cambridge, Massachusetts 02142 ("Licensee"), hereby agree as follows:

    1. BASIS OF AGREEMENT. UKRF is the owner of Neuron Loss Protection Technology as later defined herein and desires to have such technology utilized to promote the public interest by granting a license thereunder. Licensee has a commitment to facilitate the development of such technology for the public interest. It is the desire and interest of the parties that Licensee obtain a license from UKRF to utilize such technology. The purpose of this Agreement is to set forth the terms and conditions under which UKRF will grant and Licensee will accept said license.

    2.  DEFINITIONS.

    2.1. "NEURON LOSS PROTECTION TECHNOLOGY" shall mean technology developed by Dr. Philip Landfield or under his supervision in existence as of the date hereof, relating to protection against brain neuron loss or cognitive decline by treatment with calcitriol or other vitamin D metabolites or vitamin D analogues and any improvements resulting from any relevant program, active as of the date hereof, supervised by Dr. Landfield.

    2.2. "PATENT RIGHTS" shall mean any United States or foreign patent applications or any patents issuing thereon directed to the invention or inventions set forth in University of Kentucky I.P.C. Case 578 entitled "PROTECTION AGAINST BRAIN NEURON LOSS AND ACCOMPANYING COGNITIVE DECLINE BY CHRONIC TREATMENT WITH CALCITRIOL, A VITAMIN D METABOLITE, AND RELATED TREATMENTS" owned by, or assignable to, UKRF, together with any division, reissue, continuation, continuation in part, extension, or addition thereof.

    2.3. "LICENSED PRODUCT" shall mean any product which is covered in whole or in part by (i) a pending claim contained in a Patent Rights application in the country in which the Licensed Product is made, used, or sold, or (ii) a valid and unexpired claim contained in a Patent Rights patent in the country in which the Licensed Product is made, used or sold. A valid claim is any


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claim that has not been held invalid or unenforceable by a court of competent jurisdiction.

    2.4. "LICENSED PROCESS" shall mean any process which is covered in whole or in part by (i) a pending claim contained in a Patent Rights application in the country in which the Licensed Process is, used, or sold, or (ii) a valid and unexpired claim contained in a Patent Rights patent in the country in which the Licensed Process is used or sold. A valid claim is any claim that has not been held invalid or unenforceable by a court of competent jurisdiction.

    2.5. "NET SALES" shall mean the gross amount invoiced by Licensee and its Affiliates from the sales of Licensed Products or Licensed Processes to independent third parties less:

    [ * ]

Licensed Products and Licensed Processes shall be considered "sold" when invoiced.

    2.6. "SUBLICENSE INCOME" shall mean the net royalties (including advanced royalties or "lump-sum" payments) actually received by Licensee from non-affiliated third party sublicensees under the license herein granted, after the deduction of all reasonable legal costs actually incurred by Licensee in connection with the negotiation and procurement of the pertinent sublicenses.

    2.7. "AFFILIATE" shall mean any corporation or other business entity controlled by, controlling, or under common control with Licensee. For this purpose "control" means direct or indirect beneficial ownership of at least fifty percent (50%) interest in the income or stock of such corporation or other business.

    3.  GRANT.

    3.1. UKRF hereby grants to Licensee, subject to all the terms and conditions of this Agreement, the exclusive right and license to make, have made, use, lease and sell the Licensed Products throughout the world.

* Confidential treatment has been requested for marked portion


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    3.2.  Licensee shall have the right to sublicense worldwide any of the rights, privileges and licenses granted hereunder.

    4.  DUE DILIGENCE.

    4.1. Licensee agrees to work diligently to bring one or more Licensed Products or Licensed Processes to the marketplace through a program of development, production and distribution, including sponsoring of research at UKRF pursuant to the Sponsored Research Agreement between UKRF and Licensee, providing UKRF with a minimum of $[ * ] per year for [ * ], in substantially the form of Exhibit 1 attached hereto.

    4.2. Licensee shall provide an annual report on its development efforts to UKRF, which report shall cite specific goals and objectives in commercializing the licensed technology and progress in meeting these goals and objectives.

    5.  ROYALTIES.

    5.1. In consideration of the license granted hereunder by UKRF to Licensee, Licensee shall pay an earned royalty of [ * ] percent ([ * ]%) of Net Sales of Licensed Products and Licensed Processes by Licensee and its sublicensed Affiliates.

    5.2. In the event Licensee grants any sublicenses to nonaffiliated third parties during the term of this Agreement, then for each such sublicense, Licensee shall pay UKRF an additional royalty at the rate of [ * ] percent ([ * ]%) of the Sublicense Income collected by Licensee under such sublicense.

    6.  REPORTS, RECORDS AND ROYALTY PAYMENTS.

    6.1. RECORDS. Licensee shall keep adequate and complete records showing all Licensed Products and Licensed Processes sold and Net Royalties received, with respect to which earned royalties and additional royalties are due under this Agreement. Such records shall include all information necessary to verify the total amount and computation of earned royalties and additional royalties due hereunder, and shall be open to inspection on behalf of UKRF upon reasonable notice during reasonable business hours to the extent necessary to verify the amount thereof. Such inspection shall be made not more often than once each calendar year at the expense of UKRF by a Certified Public Account appointed by UKRF and to whom Licensee has no reasonable objection. Licensee shall not be required to retain such records for more than five (5) years after the close of any calendar half year.

    6.2. REPORTS. The last day of each February and November throughout the term of this Agreement and upon a final accounting, Licensee shall furnish UKRF with a written report, signed by an authorized representative of Licensee, showing (a)

* Confidential treatment has been requested for marked portion


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the total Net Sales of all Licensed Products and the total Net Sales of all
Licensed Processes sold by Licensee and its sublicensed Affiliates in each country during the preceding calendar half-year; (b) the total amount of Sublicense Income received by Licensee and its Affiliates from non-affiliated sublicensees under this license during the preceding calendar half year; (c) the amount of royalties due on Licensed Products and Licensed Processes sold by Licensee and its sublicensed Affiliates during the preceding calendar half year, computed pursuant to the provisions of Section 5.1 hereof; and (d) the amount of UKRF's pro data share of such Sublicense Income received by Licensee and its Affiliates during the preceding calendar half year, computed pursuant to the provisions of Section 5.2 hereof.

    6.3. ROYALTY PAYMENTS. With each such half-yearly report, Licensee shall remit to UKRF the total amount of royalties shown thereby to be due, subject to any credits which may be taken by Licensee hereunder. Subject to the provisions of Section 6.4 hereof, payment shall be made in lawful money of the United States.

    6.4. CURRENCY CONVERSION. All payments due hereunder from foreign sales of Licensed Products and Licensed Processes from time to time shall be paid in United States funds collectible at par in Boston, Massachusetts. For purposes of computing such payments, the Net Sales shall first be determined in the foreign funds for which such Licensed Products or Licensed Processes are sold (herein called "selling funds") and then converted into its equivalent in United States funds at either:

    (a) the rate applicable to the transfer of funds arising from royalty payments as established by the exchange control authorities of the country of which selling funds are the national currency, for the last business day of the accounting period for which payment is thus made; or

    (b) if there is no applicable rate so established, then the selling rate in United States funds as published by leading commercial banks in the major city of the country of which selling funds are the national currency, for the last business day of such accounting period; or

    (c) if there is no rate so published, then the buying rate for selling funds as published by First National Bank of Boston, N.A., for the last business day of such accounting period.

    7.  PATENT PROSECUTION AND INFRINGEMENT.

    7.1. Licensee shall, in the name of UKRF, apply for, seek prompt issuance of, and maintain during the term of this Agreement any Patent Rights in the United States and in foreign countries. The prosecution, filing and maintenance of all patents shall be the primary responsibility of Licensee, who

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shall consult with UKRF concerning the foregoing and provide copies of pertinent filings to UKRF.

    7.2. Payment of all fees and costs relating to the filing, prosecution and maintenance of all patents shall be the responsibility of Licensee.

    7.3.1. If at any time during the term of this Agreement, Licensee furnishes to UKRF reasonably convincing written evidence of an infringement of a patent included in the Patent Rights which adversely and substantially affects the commercial operations of Licensee under the license granted hereunder,and UKRF shall within three (3) months after receipt of such evidence fail to cause such infringement to terminate or to bring a suit or action to compel termination, then payment of royalties under Section 5 hereof shall be waived so long as such infringement continues; provided, however, that such royalties shall not be so waived so long as at least one suit or action is being prosecuted by UKRF for infringement of such patent.

    7.3.2. If after said three (3) months, UKRF fails to cause such infringement to terminate or to bring a suit or action to compel termination, Licensee shall have the right, but not the obligation, to bring such suit or action to compel termination and shall have the right for such purpose to join UKRF as a party plaintiff at Licensee's expense. UKRF independently shall have the right to join any such suit or action brought by Licensee and, in such event, shall pay one-half of the cost of such suit or action from the date of joining. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of UKRF, which consent shall not unreasonably be withheld. Any damages recovered by such suit or action shall be first used to reimburse each party hereto for the cost of such suit or action (including attorney's fees) actually paid by each party hereto as the case may be, then to reimburse UKRF for any royalties waived under this Section 7.3 and the residue, if any, shall be divided equally between the parties hereto.

    7.4. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, UKRF, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

    7.5. In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.

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    8.  TERM AND TERMINATION.

    8.1. Unless earlier terminated as hereinafter provided, this Agreement shall remain in full force and effect until the last to expire of any patent included in the Licensed Products.

    8.2. If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by UKRF.

    8.3. Should Licensee fail to pay UKRF such royalties as are due and payable hereunder, UKRF shall have the right to terminate this Agreement on forty-five (45) days written notice, unless Licensee shall pay UKRF within the forty-five day (45) notice period, all such royalties and interest that are due and payable. Upon the expiration of the forty-five (45) day period, if Licensee shall not have paid all such royalties and interest due and payable, UKRF, at its sole option, may immediately terminate this Agreement and all rights, privileges and license hereunder granted.

    8.4. Licensee shall have the right to terminate this Agreement at any time upon six (6) months written notice to UKRF, and upon payment of all amounts due UKRF through the effective date of termination.

    8.5. Upon any material breach or default of this Agreement by Licensee, other than those delineated in Sections 8.2 and 8.3 which shall always take precedence in that order over any material breach or default referred to in this Section 8.5, UKRF shall have the right to terminate this Agreement and the rights, privileges and license hereunder granted upon ninety (90) days written notice to Licensee. Such termination shall become effective immediately at the conclusion of such notice period unless Licensee shall have cured any such breach or default prior to the expiration of the ninety
(90) day period.

    8.6. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and its sublicensed Affiliates and any non-affiliated third party sublicensees thereof may, after the effective date of such termination, sell all Licensed Products which are in inventory at the time of termination and Licensed Processes for which inventory was received at the time of termination, and complete and sell Licensed Products which Licensee can clearly demonstrate were in the process of manufacture at the time of such termination, provided that Licensee shall pay to UKRF the royalties thereon as required by Section 5 of this Agreement and shall submit the reports required by Section 5 hereof on the sales of Licensed Products and Licensed Processes.

    9.  INDEMNIFICATION AND INSURANCE.

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    9.1.  Licensee shall indemnify, defend and hold harmless UKRF  and its trustees, officers, employees, and affiliates (the "Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments (a) arising out of the production, manufacture, sale, use in commerce, or promotion by Licensee or by a licensee, affiliate or agent of Licensee, or any product, process or service relating to, or developed pursuant to, this Agreement or (b) arising out of any other activities to be carried out pursuant to this Agreement.

    9.2. Licensee's indemnification under Section 9.1(a) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees. Licensee's indemnification under
Section 9.1(b) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to (i) the negligent activities of the Indemnitees, or (ii) the intentional wrongdoing or intentional misconduct of the Indemnitees.

    9.3. At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by Licensee or by a licensee, affiliate or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than One Million Dollars per person per occurrence and naming the Indemnitees as additional insureds.
Such comprehensive general liability insurance shall provide (a) product liability coverage; (b) broad form contractual liability coverage for Licensee's indemnification under Sections 9.1 and 9.2 of this Agreement; and,
(c) a provision of non-cancellation except upon sixty (60) days written notification to UKRF.

    9.4. In the event any such action is commenced or claim made or threatened against UKRF or other Indemnitees as to which Licensee is obligated to indemnify it (them) or hold it (them) harmless, UKRF or the other Indemnitees shall promptly notify Licensee of such event and Licensee shall assume the defense of, and may settle, that part of any such claim or action commenced or made against UKRF (or other Indemnitees) which relates to Licensee's indemnification and Licensee may take such other steps as may he necessary to protect itself. Licensee shall not be liable to UKRF or other Indemnitees on account of any settlement of any such claim or litigation affected without Licensee's consent. The right of Licensee to assume the defense of any action shall be limited to that part of the action commenced against UKRF and/or Indemnitees which relates to Licensee's obligations of indemnification and holding harmless.

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    9.5.  This Section 9 shall survive expiration or termination of this
Agreement.

    10.  DISCLAIMER OF WARRANTIES.

    10.1. UKRF MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY TECHNICAL INFORMATION LICENSED OR OTHERWISE PROVIDED TO LICENSEE HEREUNDER AND HEREBY DISCLAIMS THE SAME.

    10.2. UKRF DOES NOT WARRANT THE VALIDITY OF THE TECHNOLOGY LICENSED HEREUNDER AND MAKES NO REPRESENTATION WHATSOEVER WITH REGARD TO THE SCOPE OF SUCH TECHNOLOGY OR THAT SUCH TECHNOLOGY MAY BE EXPLOITED BY LICENSEE, AFFILIATES OR SUBLICENSEES WITHOUT INFRINGING ANY PATENTS. IF BIOLOGICAL MATERIALS ARE LICENSED HEREUNDER, UKRF MAKES NO REPRESENTATION THAT SUCH MATERIALS OR THE METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.

    11.  NOTICES.

    11.1. All reports, notices and other communications from Licensee to UKRF as provided hereunder shall be in writing and mailed or delivered to:

                   University of Kentucky Research Foundation
                   207 Administration Building
                   Lexington, Kentucky 40506

or other individuals or addresses as shall hereafter be furnished by written notice to Licensee.

    11.2. All reports, notices and other communications from UKRF to Licensee as provided hereunder shall be in writing and mailed or delivered to:

                   Apollo Genetics, Inc.
                   222 Third Street, Suite 3121
                   Cambridge, Massachusetts 02142

with a copy to:    Bromberg & Sunstein
                   10 West Street - 7th Floor
                   Boston, Massachusetts 02111
                   Attn: Bruce D. Sunstein

or other individuals or addresses as shall hereafter be furnished by written notice to UKRF.

    12. RESTRICTIONS ON USE OF NAMES. Licensee shall not use the names of UKRF, its related entities and its employees, or any adaptations thereof, in any advertising, promotional or sales literature or in any securities reports required by the Securities and Exchange Commission, without the prior written

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consent of UKRF in each case; provided, however, that Licensee (a) may offer to publications by employees of UKRF in the scientific literature or (b) may state that a license from UKRF has been granted as herein provided.

    13.  MISCELLANEOUS.

    13.1. For the purpose of this Agreement and all services to be provided hereunder, both parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other. neither party shall have authority to make any statements representations or commitments of any kind, or to take any action, that will be binding on the other party.

    13.2. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

    13.3. This Agreement shall be binding upon the parties, and their successors and assigns.

    13.4. This instrument contains the entire Agreement between the parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement shall affect or modify any of the terms or obligations herein contained.

    13.5. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by a duly authorized representative of each party.

    13.6. The captions are provided for convenience and are not to be used in construing this Agreement.

    13.7. She parties agree that they have participated equally in the formation of this Agreement and that the language herein should not he presumptively construed against either of them.

    13.8. This Agreement may be signed in counterparts which collectively shall constitute a single agreement.

    13.9. Neither party shall be in breach hereof by reason of its delay z the performance of or failure to perform any of its obligations hereunder, if that delay or failure is caused by strikes, acts of God or the public enemy, riots, incendiaries, interference by civil or military authorities, compliance with governmental priorities for materials, or any fault beyond its control or without its fault or negligence.

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    13.10.  The parties each, at any time or from time to time, shall execute and deliver or cause to be delivered such further assurances, instruments or documents as may be reasonably necessary to fulfill the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                   UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION


                   By:            /s/ Lee J. Magid
                          ---------------------------------------
                   Name:          Lee J. Magid
                          ---------------------------------------
                   Title:         Executive Director, U.K.R.F.
                          ---------------------------------------

                   APOLLO GENETICS, INC.


                        /s/ Katherine Gordon
                   ---------------------------------------------
                   Katherine Gordon, Ph.D
                   President








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                                  Exhibit 1

                   UNIVERSITY OF KENTUCKY RESEARCH FOUNDATION
                          SPONSORED RESEARCH AGREEMENT



                           This Agreement has Expired









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